Amerigo Energy, Inc. Announces Name Change to Quest Solution, Inc.

Company files for name and symbol change

HENDERSON, Nev., May 7, 2014 (GLOBE NEWSWIRE) -- via PRWEB - Amerigo Energy, Inc. (OTCQB: AGOE), "The Company," is pleased to announce that earlier this week it filed the documents necessary with the Securities and Exchange Commission to start the process of a change of its name to Quest Solution, Inc.

The Company has filed a Form PRE-14-C with the Securities and Exchange Commission (“SEC”) and will be requesting a new trading symbol with FINRA upon clearance by the SEC. As previously announced, the company is working with its independent auditor for review of the financial statements, to be included in the upcoming Form 10-Q to be filed before the 1st Quarter deadline.

“Amerigo Energy was focused on multiple revenue streams but given the continual growth of the Quest Solution subsidiary it makes sense for us to make this change and to focus on what we believe is the most lucrative opportunity for the Company and its shareholders,” said Jason Griffith, Chief Executive Officer, Amerigo Energy.  “Our corporate strategy will continue with our acquiring and nurturing companies with revenues and positive cash flow with a specific emphasis in the technology space where we can leverage our experience, intellectual capital and related resources.”

For more information visit www.QuestSolution.com

About the Company

Quest Solution (formerly known as Amerigo Energy, Inc.) has historically derived our revenues from various sources. Our strategy has developed into leveraging management's relationships in the business world for investments for the Company. The Company intends on continuing with its acquisition and holding strategy of existing companies with revenues and positive cash flow.

Through its wholly owned subsidiary, Quest Solution is a leading provider in the technology, software, and mobile data collection systems business.

Quest Solution is a national mobility systems integrator with a focus on design, delivery, deployment and support of fully integrated mobile solutions. The Company takes a consultative approach by offering end to end solutions that include hardware, software, communications and full lifecycle management services. The highly tenured team of professionals simplifies the integration process and delivers proven problem solving solutions backed by numerous customer references. Motorola, Intermec, Honeywell, Panasonic, AirWatch, Wavelink, SOTI and Zebra are major suppliers which Quest Solution uses in our systems.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward- looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.

Contact:

Amerigo Energy, Inc.
Jason Griffith
info@amerigoenergy.com
702-399-9777